CIRCA PHARMACEUTICALS, INC.
33 Ralph Avenue
P.O. Box 30
Copiague, New York 11726-0030




NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held
July 15, 1994




To our Shareholders:

     The Annual Meeting of Shareholders of CIRCA PHARMACEUTICALS,
INC. ("Circa") will be held at The American Stock Exchange, 86
Trinity Place, 13th Floor, New York, NY 10006, on July 15, 1994, at 9:00 a.m. for the following purposes:

1. To elect four Class I Directors to serve until the 1996 Annual Meeting and until their successors shall have been elected and qualified;

2. To ratify the appointment of Coopers & Lybrand as Circa's independent public accountants for 1994;

3.   To approve the adoption of the 1994 Long-Term Incentive Plan;
and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on June 6, 1994, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

      Whether or not you plan to attend the meeting, you are requested to mark, sign and return the accompanying Proxy card in the envelope which is enclosed for your convenience. No postage is required for mailing in the United States.

                              By Order of the Board of Directors




                              ROBERT V. MARROW
                              Secretary and General Counsel




CIRCA PHARMACEUTICALS, INC.



PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
July 15, 1994



PROXY STATEMENT


Introduction

     This proxy statement is furnished to the shareholders of Circa Pharmaceuticals, Inc. ("Circa" or "the Company"), in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Circa shareholders to be held on July 15, 1994, at the American Stock Exchange, 86 Trinity Place, 13th Floor, New York City, New York at 9:00 a.m. or any adjournments thereof. This Proxy Statement and the accompanying Proxy card were first distributed to shareholders on or about June 10, 1994.


Voting at the Meeting

     Only holders of common stock on Circa's books at the close of business on June 6, 1994 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof.

     As of the Record Date, there were issued and outstanding 22,079,020 shares of the Company's common stock, par value $.01 per share ("common stock"). Each share of common stock outstanding on the Record Date is entitled to one vote. Shareholders will vote as a single class with respect to all proposals.

     A proxy returned by a shareholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. All shares represented at the Meeting by properly executed proxies will be voted in accordance with the instructions thereon, if any, and if no instructions are given, the proxy will be voted as recommended by the Board.

     The management of Circa is not aware of any business to be acted upon at this Meeting other than as is described in this Proxy Statement, but if any other business should properly come before the Meeting, the proxy holders (as indicated on the proxy card) will vote the proxies according to their best judgment in the interests of the Company.

     A proxy may be revoked at any time before it is exercised by the subsequent execution and submission of a revised proxy, by written notice of revocation to Circa's Secretary, or by voting in person at the Meeting.

     Directors are elected by a plurality of the votes cast in the election. Action on any other matter is approved by a majority of the votes cast on the matter. Broker nonvotes, abstentions and other circumstances in which proxy authority has been withheld with respect to any matter, will be counted for purposes of determining a quorum, but are not counted as votes cast on any matter.

Election of Directors

     The Board of Directors presently consists of seven members, four of whom are non-employee directors.

     The Board is divided into two classes, four Class I and three Class II directors. Each class of directors holds office for alternating two year terms. Class I directors currently hold terms expiring as of the date of the 1994 Annual Meeting of Shareholders, and Class II directors currently hold terms expiring as of the date of the 1995 Annual Meeting of Shareholders.

     At the Annual Meeting to be held on July 15, 1994, four Class I directors are to be elected for terms expiring as of the date of the 1996 Annual Meeting of Shareholders. The Board has nominated the four current Class I directors to serve for new terms commencing as of the date of the 1994 Annual Meeting of Shareholders, and expiring as of the date of the 1996 Annual Meeting of Shareholders. They are Michael Fedida, Stanley Grey, Thomas P. Rice and Kenneth Siegel.

     Class I Directors: Michael Fedida was elected at the 1993 Annual Meeting of Shareholders for a term expiring as of the date of the 1994 Annual Meeting of Shareholders. Stanley Grey was elected at the 1992 Annual Meeting of Shareholders to serve for the term expiring as of the date of the 1994 Annual Meeting. On August 9, 1993, Kenneth Siegel was nominated and elected by the Board of Directors for a term expiring as of the date of the 1994 Annual Meeting of Shareholders. On November 11, 1993, Thomas P. Rice was nominated and elected by the Board of Directors for a term expiring as of the date of the 1994 Annual Meeting of Shareholders.

     Class II Directors:  Melvin Sharoky, M.D., Bruce Hausman and
Lawrence Raisfeld, were elected at the 1993 Annual Meeting of Shareholders, for terms expiring as of the date of the 1995 Annual Meeting of Shareholders.

     All shares represented by valid proxies will be voted in the election of directors for the Class I directors named above for terms expiring as of the date of the 1996 Annual Meeting of Shareholders, unless authority to vote for a particular nominee is withheld.

     Each nominee has agreed to serve as a director if elected. In the event any current director is not elected at the Meeting, it is anticipated that such director will continue to serve until a successor is elected and qualified. If any nominee shall become unavailable for election as a director prior to the Meeting, which is not expected, the proxies will be voted for a substitute nominee recommended by the Board of Directors.

     The affirmative vote of a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy is required for election of a person to the Board.


                         Year First        For Term
                         Elected as        Expiring   Position
Name of Nominee   Age    Director    Class   in       With Company

Michael Fedida*   44     1988          I     1996      None

Stanley Grey*     70     1990          I     1996      None

Thomas P. Rice    44     1993          I     1996      Executive
                                                       Vice
                                                       President,
                                                       Chief
                                                       Operating
                                                       and
                                                       Financial
                                                       Officer

Kenneth Siegel*  37     1993            I    1996      None


Directors Continuing in Office:

                             Year First       For Term
                             Elected as       Expiring Position
Name of Director       Age   Director   Class   in     With Company

Melvin Sharoky, M.D.*  43     1992        II    1995   President
                                                       and
                                                       Chief
                                                       Executive
                                                       Officer

Lawrence Raisfeld      58     1960        II    1995   Vice
                                                       President of
                                                       Financial
                                                       Affairs

Bruce Hausman*         64     1990        II    1995   None

* The Board's Audit Committee is made up of Mr. Grey, Chairperson, Mr. Fedida and Mr. Hausman. The Board's Compensation Committee is made up of Mr. Hausman, Chairperson, Mr. Grey, Mr. Fedida and Mr. Siegel. The Board's Nominating Committee is made up of Mr. Fedida, Chairperson, Dr. Sharoky, Mr. Grey and Mr. Siegel.


Melvin Sharoky, M.D.: On December 9, 1992, Melvin Sharoky, M.D., the Company's Executive Vice President and Director of Research and Development, was elected by the Board of Directors as President and Chief Executive Officer of the Company, effective January 31, 1993. Dr. Sharoky became a director of the Company on December 9, 1992.
 From August 21, 1992 to January 31, 1993, Dr. Sharoky served as Executive Vice President and Director of Research and Development of the Company, and as Senior Vice President of Research and Development of the Company from March, 1991 to August, 1992. From June, 1988 to March, 1991 Dr. Sharoky was Medical Director of the Company.

Michael Fedida: During the past five years, Mr. Fedida, a registered pharmacist, has served as an officer and director of several retail pharmacies wholly or partially owned by him. In addition, Mr. Fedida has acted as a consultant, without remuneration, to the Company in regard to certain marketing concepts.

Stanley Grey: Mr. Grey is a Certified Public Accountant. Prior to his retirement in September, 1983 he served as the Managing Partner of the New York office of the national accounting firm of Kenneth Leventhal & Co. Mr. Grey currently serves as a consultant to companies in the real estate industry. Mr. Grey is a Trustee and the Treasurer of L.I. Jewish Medical Center and Vice-Chairman of the Community Health Plan of Queens-Nassau.

Bruce Hausman: Mr. Hausman has been of counsel to the law firm of Eisen, Hershcopf and Schulman since August, 1991, and has served as Principal Executive Officer (May, 1992 to July, 1993) and as Senior Vice President (February, 1988 to May, 1992) of Belding Heminway Company, Inc., a company engaged in textile and real estate businesses. He has served as a director of Plastigone Technologies, Inc., since August, 1992, and as a Trustee of Beth Israel Medical Center in New York, and Schnurmacher Nursing Home, a division of Beth Israel Medical Center, and as Chairman of its quality assurance committee. On December 10, 1993, Mr. Hausman became a director of Daltex Medical Sciences, Inc., and is a member of its executive committee.

Lawrence Raisfeld: Mr. Raisfeld is a founder of the Company and served as its Secretary-Treasurer and Chief Financial Officer until February, 1990. In February, 1990, he was appointed by the Board as President and Chief Executive Officer of the Company. On January 31, 1993, Mr. Raisfeld stepped down as President and Chief Executive Officer of the Company and currently serves as its Vice President of Financial Affairs. In December, 1992, Mr. Raisfeld was indicted for violation of Section 1 of the Sherman Antitrust Act. On October 20, 1993 Mr. Raisfeld entered a plea of nolo contendere to the charge, which is not an admission of guilt. Mr. Raisfeld was sentenced to pay a fine of $20,000 and is subject to unsupervised probation for a period of one year. Presently the Defense Logistics Agency has proposed debarment of Mr. Raisfeld from Government contracting or subcontracting.

Thomas P. Rice: Mr. Rice, Circa's Executive Vice President and Chief Operating and Financial Officer since July 1, 1993, was elected by the Board of Directors to become a member of the Board on November 11, 1993. In May, 1990 Mr. Rice founded Competitive Advantage in Baltimore, MD, a management consulting firm which provided financial and marketing advice to international and local businesses. Mr. Rice managed Competitive Advantage until he joined Circa in July, 1993. From 1985 to 1990 Mr. Rice served as Vice President and Chief Financial Officer of PharmaKinetics Laboratories, Inc., a pharmaceutical research and testing firm, and prior thereto was a senior manager with Deloitte and Touche, an international accounting firm.


    Kenneth Siegel: Mr. Siegel is a Managing Director of the investment banking firm, Wertheim Schroder & Co. Incorporated, a position which he has held since January, 1991. From 1982 through 1990 Mr. Siegel held the positions of Associate Managing Director, First Vice President, Vice President and Associate of Wertheim Schroder. Mr. Siegel was elected by the Board of Directors to become a member of the Board on August 11, 1993.


Executive Officers (Other Than Directors)

Robert J. Connolly
Vice President
Manufacturing

Mr. Connolly, 60 years old, has over 35 years experience as a manufacturing executive in the pharmaceutical industry, and has been in charge of the Company's manufacturing facility since April, 1991. For three years prior to 1991 Mr. Connolly was Vice President of Manufacturing for Superpharm Corporation in Bayshore, New York, and prior to that he was Director of Manufacturing for Pennwalt Pharmaceutical Division in Rochester, New York, for 19 years.

Stuart Deitel
Vice President
Business Development

Mr. Deitel, 45 years old, joined Circa in December, 1993 from Rugby-Darby Group Companies, a major manufacturer and distributor of pharmaceuticals and health care products where he held various key management positions for eight years. During the last three of those years he was Senior Vice President in charge of three divisions.

Nicholas A. LaBella, Jr.
Vice President
Director of Research and Development

Mr. LaBella, 38 years old, has been Circa's Director of Regulatory Affairs since 1989. In February, 1993, he became Vice President and Director of Research and Development. He also serves on the Board of Directors of Somerset Pharmaceuticals, Inc.

Robert V. Marrow, Esq.
Vice President
General Counsel
Secretary

Mr. Marrow, 53 years old, was a founder of the New York City law firm of Salon Marrow & Dyckman, where he was the head of the litigation department, and specialized in matters related to the pharmaceutical industry. He joined Circa in February, 1993, as General Counsel. He became corporate Secretary in March, 1993, and became Vice President and General Counsel in June, 1993.



Shareholder's Derivative Action

     In November, 1993, an action was commenced in the Supreme Court, New York County, entitled Bernard Mills, on behalf of himself and on behalf of all other similarly situated shareholders of Circa Pharmaceuticals, Inc., and derivatively on behalf of Circa Pharmaceuticals, Inc., Plaintiff, against Finn Andreasen, Patricia Shukri, Michael Fedida, David Genzler, Stanley B. Grey, Bruce Hausman, Seymour Inkles, Jack J. Kornreich, Lawrence Raisfeld, Melvin Sharoky, M.D., and Circa Pharmaceuticals, Inc., Defendants, New York County Index Number 128824/93. The Complaint purports to be asserted as a derivative action on behalf of Circa and seeks to cancel certain employment contracts entered into with certain current and former officers and directors of Circa (none of whom are up for election at the Annual Meeting) and alleges that the compensation paid under those contracts is excessive.
Plaintiff also purports to bring an action on behalf of other similarly situated shareholders for an order directing the individual defendants to dissolve the Company, or in the alternative, for an order appointing a receiver to dissolve the Company. Plaintiff also seeks attorneys' fees, costs and disbursements in connection with bringing the action. The Company believes that this lawsuit is without merit, and intends to defend it vigorously.


Meetings of the Board of Directors and Committees of the Board

     The Board held eight meetings in 1993. All of the directors were in attendance at each meeting. The Board has an Audit
Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee is responsible for matters relating to accounting practices and policies, financial reporting and internal controls. The Committee reviews, with representatives of the Company's independent accountants, the audit of the Company's financial statements, results of that audit, and any recommendations with respect to internal controls and financial matters. The Committee reports its findings to the Board of Directors. The Audit Committee held three formal meetings in 1993, and, in addition, met informally from time to time.
     The Compensation Committee makes recommendations to the Board of Directors as to salary rates, bonuses and incentive compensation programs of the Company and periodically reviews the Company's overall compensation policies and practices. The Compensation Committee met four times in 1993. In addition, the Compensation Committee met informally from time to time.

     The Nominating Committee is responsible for evaluating the performance of the Board and its individual members, and for making recommendations to the Board for nominees to be directors. The
Nominating Committee met once in 1994.

     The Board of Directors recommends a vote FOR the election of Michael Fedida, Stanley Grey, Thomas P. Rice and Kenneth Siegel as Class I directors to serve for terms expiring as of the date of the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information is furnished as of the Record Date with respect to the beneficial ownership of the common stock of (i) the Chief Executive Officer and the next four most highly compensated executives of the Company, (ii) all persons known to the Company to be the beneficial owners of more than five (5%) percent of the common stock, (iii) each director and director-nominee of the Company, and (iv) all directors, director-nominees and officers as a group (based upon information furnished by such persons). Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security.
Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities as to which that person has the right to acquire beneficial ownership within 60 days.

Name and Address (1)    Number of Shares      Percentage
of Beneficial Owner     Common Stock          Common Stock
Melvin Sharoky, M.D.**  662,900                   3.0%

Thomas Rice**           100,000                   0.5%

Lawrence Raisfeld**      1,803,866                 8.0%

Michael Fedida**         30,000    (2)             0.1%

Stanley Grey**           25,500    (2)             0.1%

Bruce Hausman**          30,000    (2)             0.1%

Kenneth Siegel**         2,500     (2)              -

Nicholas A. LaBella, Jr. 37,551                    0.1%

Robert V. Marrow         3,000                       -

Directors and Officers
as a Group (11 in all)  2,695,417                    12%

**   Denotes Director of the Company.

(1) The address for these persons is: c/o Circa Pharmaceuticals, Inc., 33 Ralph Avenue, P. O. Box 30, Copiague, N.Y. 11726-0030.

(2) This figure includes options to purchase shares of Circa stock. Options granted to outside directors are not exercisable for one year from date of grant. Michael Fedida received options for 2,500 shares in 1990, 7,500 shares in 1991, 10,000 shares in 1992 and 10,000 shares in 1993, for total options to purchase 30,000 shares, none of which have been exercised. Bruce Hausman received options for 2,500 shares in 1990, 7,500 shares in 1991, 10,000 shares in 1992 and 10,000 shares in 1993, for total options to purchase 30,000 shares, of which an option to purchase 2,500 shares was exercised on August 7, 1993. Stanley Grey received options for 2,500 shares in 1990, 7,500 shares in 1991, 10,000 shares in 1992 and 5,000 shares in 1993, for total options to purchase 25,000 shares, none of which have been exercised. Kenneth Siegel became a director in 1993 and received an option to purchase 2,500 shares.

          The Company knows of no contractual arrangements which may, at a subsequent date, result in a change in control of the Company.

Executive Compensation

          The following table sets forth the remuneration paid by Circa during each of the last three years ended December 31, 1993, to its Chief Executive Officer and four most highly paid executive officers serving in those roles at the end of the last calendar year, i.e. on December 31, 1993, whose remuneration is $100,000 or more, and two executive officers who would have been included among the four most highly compensated executives except for the termination of their employment before December 31, 1993.

SUMMARY COMPENSATION TABLE

                                           Long-Term Compensation
                                                Restricted
 Name and                                         Stock
Principal Position       Year Salary(1)  Bonus    Awards

Melvin Sharoky, M.D.(2)  1993 $ 292,345  $50,000   $2,250,000
  President and          1992   224,243
  Chief Executive        1991   229,743            $2,200,000
  Officer

Lawrence Raisfeld (3)    1993 $ 235,416
  Vice President of      1992   350,000
  Financial Affairs      1991   350,000


Thomas Rice (4)          1993 $ 101,403  $12,000    $  612,500
Executive Vice
President, Chief
Operating and
Financial Officer

Robert V. Marrow (5)     1993 $ 139,656  $ 7,000
Vice President,
General Counsel and
Secretary

Nicholas LaBella (6)     1993 $ 152,423   $15,000
Vice President           1992   127,412
and Director of          1991   111,088              $  193,750
Research and
Development

Jack J. Kornreich (7)   1993  $ 412,306             ($1,375,000)(9)
Former Executive        1992    244,595
  Vice President        1991    239,980              $2,750,000

Seymour Inkles (8)      1993   $ 340,098             ($403,750) (9)
Former Vice Pres-       1992     229,331
ident, Scientific       1991     226,735
Affairs

(1) In addition to compensation shown, Executive Officers receive group life, hospitalization, and medical insurance. Such plans do not discriminate in favor of officers or directors of the Company and are available generally to all salaried employees. The value of other benefits, securities or property, in the aggregate, does not exceed the lesser of $50,000 or 10% of total annual salary and bonus reported in the compensation table.

(2) On December 9, 1992, Dr. Sharoky was elected President and Chief Executive Officer of the Company, effective January 31, 1993. On January 19, 1993, Dr. Sharoky's employment agreement, dated April 26, 1991, was modified to extend its term from April 25, 1996 to January 31, 1997, to increase his base compensation from $220,000 per year as Executive Vice President and Director of Research and Development, to $300,000 per year as President and Chief Executive Officer, and to increase the original grant of 400,000 restricted shares (which had been granted subject to the surrender of 150,000 restricted shares granted as of June 9, 1988) by 300,000 restricted shares totaling 700,000 shares of common stock of the Company. Such shares are subject to forfeiture in decreasing annual increments if Dr. Sharoky voluntarily terminates his employment, or if his employment is terminated for cause, prior to January 31, 1997. The forfeiture restrictions lapsed on 100,000 shares on April 25, 1993 and 100,000 shares on April 25, 1994. The share forfeiture clause shall be terminated under certain stated conditions. The value of the 400,000 shares at date of grant was $2,200,000 and the value of the additional 300,000 shares at date of grant was $2,250,000. These shares are not restricted for purposes of receiving dividends. If Dr. Sharoky's employment is terminated following a "change in control" of the Company, he may be eligible to receive severance benefits including a lump sum amount equal to approximately three times his base annual salary.

(3) Effective January 31, 1993, Mr. Raisfeld resigned as President and Chief Executive Officer of the Company. As of January 19, 1993, Mr. Raisfeld's employment agreement was modified, in part, to provide that its term will expire on January 31, 1996, and that Mr. Raisfeld will hold the position of Vice President of Financial Affairs.
Mr. Raisfeld's annual compensation was changed from $350,000 to $225,000, and Mr. Raisfeld may be eligible to receive cash compensation equal to approximately three times his base annual compensation, if there is a "change in control" of the Company.

(4) As of July 1, 1993, the Company and Mr. Rice entered into an agreement pursuant to which the Company agreed to employ Mr. Rice as Executive Vice President, Chief Operating and Financial Officer of the Company through June 30, 1998. The agreement provides, in part, that Mr. Rice is to receive as compensation for his services an annual salary of $185,000 a year. Mr. Rice was also granted 100,000 restricted shares of common stock, which grant became effective as of July 1, 1993, and is conditional upon Mr. Rice not voluntarily terminating his employment, or being terminated for cause, for a five-year period commencing July 1, 1993. If such termination should occur in the first two years of employment, Mr.
Rice   would forfeit all 100,000 shares.  The number of shares
subject to forfeiture decreases by 25,000 on June 30, 1995 and by 25,000 on each June 30th thereafter. The value of the 100,000
shares was $612,500 at date of grant.  These shares   are not
restricted for purposes of receiving dividends.  If Mr. Rice's
employment is terminated   without cause after the occurrence of
a "change in control" of the Company, Mr. Rice may be eligible to receive one year's base salary and the forfeiture provisions will lapse on the said shares.

(5) As of February 15, 1993, Mr. Marrow and the Company entered into an employment agreement pursuant to which the Company agreed to employ Mr. Marrow as General Counsel and pay him a salary of $165,000 per year.

(6) As of April 26, 1991, the Company and Mr. LaBella entered into an agreement pursuant to which the Company agreed to employ Mr. LaBella as Director of Regulatory Affairs (Mr. LaBella has since become Vice President, Director of Research and Development) of the Company through April 25, 1996. The agreement provides, in part, that Mr. LaBella's initial base annual salary is $125,000 a year. Mr. LaBella was also granted 50,000 restricted shares of common stock conditioned upon Mr. LaBella not voluntarily terminating his employment, or being terminated for cause, for a five-year period commencing April 26, 1991. If such termination had occurred in the first two years of employment, Mr. LaBella would have forfeited all 50,000 shares. The number of shares subject to forfeiture decreased by 12,500 shares on April 25, 1993, and an additional 12,500 shares on April 25, 1994. The forfeiture decreases by 12,500 shares on April 25, 1995 and 1996. At Mr. LaBella's election, the forfeiture provisions shall lapse in the event of a "change in control". The value of the 50,000 shares was $193,750 at date of grant. These shares are not restricted for purposes of receiving dividends.

(7) As of April 26, 1991, the Company and Mr. Kornreich entered into an agreement pursuant to which the Company agreed to employ Mr. Kornreich as Executive Vice President and General Counsel of the Company through April 25, 1996. On February 1, 1993, Mr. Kornreich signed a separation agreement pursuant to which he resigned as Executive Vice President and General Counsel, and as a Director of the Company. As part of his separation agreement with the Company, Mr. Kornreich forfeited 250,000 shares previously awarded him. The Company purchased 100,000 shares of its common stock from Mr. Kornreich on February 1, 1993 at $8.25 per share. Mr. Kornreich owned 150,000 restricted shares of common stock of the Company when he resigned pursuant to the separation agreement. Mr. Kornreich received $389,231 during 1993 as part of his separation agreement.

(8) As of June 30, 1993, Mr. Inkles agreed to cancel his employment agreements dated June 3, 1987, August 24, 1990 and August 21, 1992, and to retire as Circa's Vice President of Scientific Affairs. His employment was to have continued until August 23, 1995 under those agreements. In exchange for forfeiting 85,000 restricted shares which were to vest during 1994 and 1995 pursuant to his employment agreements, Mr. Inkles received severance benefits, including one year's salary in a lump sum, the vesting of 42,500 shares of Circa stock on August 23, 1993, and an option to purchase 21,250 shares at $5.00 per share exercisable for five years.

(9) Represents the reversal of unearned compensation relating to the forfeiture of previously awarded restricted common stock of the Company.


Deferred Compensation Plan

          The Company maintains a Deferred Compensation Plan for the benefit of eligible key employees and officers. A total of 1,300,000 shares of common stock are reserved for issuance under the plan. The Company awarded to certain employees 400,000 shares of common stock in 1993, 55,000 shares in 1992 and 950,000 shares in 1991. The 1991 stock awards were conditioned upon the recipients surrendering for cancellation 350,000 shares which had been previously awarded to them. In 1993, 472,500 shares previously issued under the Deferred Compensation Plan were canceled and added back into the plan for future issuance. If the recipients of shares issued under the Deferred Compensation Plan leave the Company's employ prior to specified dates, they must return some or
all of the awarded shares to the Company.   Other terms of these
awards are similar to the stock award plan. Unearned compensa tion has been recorded for the fair market value of the shares issued and such amounts are being amortized by charges to income over the related periods of employment of each employee receiving such shares.


Directors' Fees and Stock Options

          Pursuant to the Company's 1990 Directors' Stock Option Plan ("the plan"), as amended in June, 1992 and in March, 1994, each director not employed by the Company receives an option to purchase 5,000 shares of Circa common stock on the date of initial election to the Board and an option to purchase 5,000 shares of Circa common stock once each year thereafter, on the date of the Annual Meeting of Shareholders, provided such director has been elected to serve on the Board of Directors for the year following that Annual Meeting. Directors not employed by the Company also receive an annual retainer fee of $15,000 and an additional $1,000 for each Audit Committee, Nominating Committee and Compensation Committee meeting they attend as members of those committees.

          The plan is "non-qualified" under the Internal Revenue Code and was adopted by the Board and approved by the shareholders in 1990. It is maintained by the Company for the benefit of directors who are not eligible to receive options under any other plan adopted by the Company. The plan provides that the exercise price of each option will be 100% of the fair market value of the common stock on the date of grant and is exercisable in full on the first anniversary of the date of grant. A total of 500,000 shares of common stock were reserved for issuance under the plan. In 1993, options for 27,500 shares of the Company's common stock were issued under the plan. As of December 31, 1993, options to purchase a total of 87,500 shares of the Company's common stock were issued under the plan, of which options to purchase 2,500 shares have been exercised and options to purchase 412,500 shares were available for future issuance.

Employee Pension Plan

          The Company maintains an Employee Pension Plan covering substantially all employees who have completed six months of continuous full-time service as of the first day of the year. Benefits are payable in the form of a ten-year certain and life annuity, and are limited by applicable laws and regulations. The Company makes contributions to the Employee Pension Plan on behalf of its executive officers, and makes similar contributions on behalf of all eligible salaried employees. Directors who have not served as employees are not eligible to receive retirement benefits under the Employee Pension Plan. The following table sets forth estimated annual benefits payable upon normal retirement at age 65 pursuant to the plan to persons in specified remuneration and years of credited service classification:


REMUNERATION                       YEARS OF CREDITED SERVICE (1)

                  15         20        25       30      35(2)

$ 100,000     $ 22,500   $ 30,000  $ 37,500  $ 45,000
  150,000       33,750     45,000    56,250    67,500
  200,000       45,000     60,000    75,000    90,000
  250,000 *     53,064     70,752    88,440   104,077**
  300,000 *     53,064     70,752    88,440   104,077**



*    Compensation for benefit purposes for 1993 is limited to
$235,840 by law.
**   Annual pension benefit for 1993 is limited to $104,077 by law.

(1) As of December 31, 1993, Mr. Raisfeld had 26 years, and Dr. Sharoky had six years, of credited service. Benefits for the Employee Pension Plan cover only annual salary. The method for computing the pension benefit is a "fixed benefit formula" based on a percentage of compensation and years of service.

(2) A participant may, with the consent of the Company, continue his employment after attaining age 65. If a participant elects to postpone his retirement benefits until his deferred retirement date, he will receive a pension which is the actuarial equivalent of his normal retirement pension determined as of his deferred retirement date.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG COMPANY, AMERICAN STOCK EXCHANGE & PEER GROUP

          The following graph compares the five-year cumulative return from investing $100 in Circa common stock at the end of 1988 (dividends are assumed to be reinvested when received) with the American Stock Exchange (AMEX) Index and the Peer Group Index. The graph also includes a comparison of the return on such an invest ment with a peer group used in the Company's 1993 Proxy Statement consisting of AL Labs, Inc., Barr Laboratories, Inc., Biocraft Labs, Inc., Forest Laboratories, Inc., Glaxo Holdings PLC ADR, Marsam Pharmaceuticals, Inc., Merck & Co., Pfizer, Inc., and Warner-Lambert Co.

          Although the differences between the Peer Group Index and the group used in the 1993 Proxy Statement are not material, in the Company's opinion the Peer Group Index provides a more representative comparison for shareholders because of the greater number of companies in the pharmaceutical industry which are part of that index. For that reason, the Company intends to use the Peer Group Index in future proxy statements.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Report of the Compensation Committee

     Introduction

     Notwithstanding anything to the contrary set forth in any of Circa's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph in this Proxy Statement shall not be incorporated by reference into any such filing.


     The Board of Directors has delegated to the Compensation Committee (the Committee) the authority to make certain decisions with respect to the compensation of the Company's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees including executive officers. In addition, the Committee administers all of the Company's stock option and incentive award plans. During the last fiscal year the Committee consisted of Bruce Hausman, Chairman, Michael Fedida and Stanley Grey; none of whom is a Company employee.

     Overview

     Through its executive compensation policies, the Company seeks to attract and to retain highly qualified executives who will contribute to its success. The Committee believes that the availability of comprehensive benefits is important to this goal and to motivating executive performance consistent with shareholder interest.

     The Committee recognizes that the industry in which the Company participates is highly competitive. The Company and the pharmaceutical industry face significant challenges in the near and long term future. The Company's pharmaceutical products are in various stages of development and regulatory approval, and revenues from operations have been relatively low during the past four years of transition and rehabilitation. Therefore, traditional performance standards based upon sales and profits from operations are not believed to be an appropriate measure of performance in setting compensation policy for the Company. Rather, compensation of the Company's executives is more appropriately based upon whether an individual's achievements have furthered overall corporate objectives.

     In order to attract highly qualified personnel to assist in attaining the Company's objectives, the Committee believes that the compensation arrangements must remain competitive with those offered by other companies in the industry.


     Components of Executive Compensation

     Executive base salaries are believed by the Committee to be reasonable and are periodically reviewed by the Committee.
Compensation for any individual may be modified to reflect changes in performance and responsibilities allocated to a particular position.

     Changes in an executive's compensation are based upon his or her personal contribution to corporate performance, increases in his or her responsibilities and comparisons with salaries paid to executives of other companies with comparable positions and experience in the industry.

     The Committee believes that it is also important to provide executive officers, as well as key employees, with a long term interest in the Company's performance through stock ownership programs, including stock options, restricted share grants and other incentives. Currently, and for the foreseeable future, the Company believes that the stock incentive programs will have vesting schedules linked closely to an executive's, and the Company's, performance.

     The Committee believes that, over time, management compensation should be directly linked to changes in shareholder value. The executive compensation program thus has been designed to align executive compensation with both the Company's business goals and long term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives.

The 1994 Long-Term Incentive Plan

The Board unanimously recommends that the shareholders approve the Company's 1994 Long-Term Incentive Plan (the 1994 Plan) to establish a performance-based plan for officers and key employees that provides incentive opportunities linked directly to specific performance measures and is intended to preserve the tax deductibility of the Company's compensation expenses. Adoption of the 1994 Plan would mean that such officers and employees would be covered by the 1994 Plan in lieu of the 1988 Incentive Compensation Plan.

          It is intended that awards under the 1994 Plan will qualify as performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993. This provision limits to $1 million the allowable deduction for compensation paid by a publicly held company to the Chief Executive Officer and to each of the other four most highly compensated employees for taxable years beginning on or after January 1, 1994. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the Board consisting solely of outside directors or to stock options granted under a plan provided that the material terms of the performance goals or of the plan, as the case may be, have been disclosed to and approved by the shareholders. The 1994 Plan has been designed by the Compensation Committee to meet these criteria.

Compensation of Chief Executive Officer

          Dr. Sharoky's compensation was fixed by the Board of Directors, with the Committee's approval, on January 19, 1993, shortly before he became the Company's President and Chief Executive Officer on January 31, 1993. In establishing the 1993 compensation for Dr. Sharoky, the Committee followed the policies and procedures described above.

          Dr. Sharoky's performance during his first year in office has exceeded the Committee's high expectations. Significant corporate objectives achieved under Dr. Sharoky's leadership during 1993 included:

     Most importantly, the establishment of a new corporate culture and identity directed towards demonstrated integrity and aggressive pursuit of opportunities available to well-financed and well-organized companies in a dynamic industry; and changing the Company's name to reinforce the change in corporate culture and reputation.

     Establishing a new team of executives, including a Chief
Operating and Financial Officer with solid experience in the pharmaceutical industry and important ties to the financial community.

     Receiving written confirmation of rehabilitation from the Food and Drug Administration, putting to rest the regulatory problems created by pre-1990 management.

     Forging joint ventures and strategic alliances with pharmaceutical companies that provide expertise as well as product formulations and pharmaceutical know-how to help the Company achieve its objectives in manufacturing and marketing off-patent pharmaceuticals, over-the-counter medicines and branded products.

     Resolving litigation inherited from pre-1990 management, including the successful resolution of antitrust charges made by the Federal Government.

     Restructuring the Company's partnership agreement with a major, international pharmaceutical company, limiting cash outlays while preserving the right to royalties.

      On January 19, 1993, Dr. Sharoky's employment agreement was modified to increase his base compensation from $220,000 per year as Executive Vice President and Director of Research & Development, to $300,000 per year as President and Chief Executive Officer. Dr. Sharoky also received an additional 300,000 restricted shares of Circa stock under the Deferred Compensation Plan, which shares are subject to forfeiture under certain conditions (see notes to the Executive Compensation Table) and do not vest for two years from the date of the contract.

      Dr. Sharoky's leadership, and Circa's accomplishments during his short time as President and Chief Executive Officer, have been recognized by industry analysts and the financial community. The confidence of the Board of Directors and the Committee in establishing Dr. Sharoky's compensation as President and Chief Executive Officer has been fully warranted.

                  Compensation Committee
                       Bruce Hausman, Esq., Chairman
                       Michael Fedida
                       Stanley Grey
                       Kenneth Siegel


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1993 there was due to the Company the sum of approximately $1,341,000 from a trust created on behalf of Mr. Raisfeld for premiums paid by the Company for a split-dollar life insurance policy. This sum will be repaid from the death benefits provided under Mr. Raisfeld's policy and is secured by approximately $1,500,000 of cash surrender value.
     As of December, 1991, the Company had advanced legal fees of $1,331,753 on behalf of Robert Shulman, a former President of the Company. No further advances are being made on his behalf. The Company has instituted a legal action against Mr. Shulman for reimbursement of legal fees advanced on his behalf, and for damages caused to the Company by his wrongful conduct. In March, 1991, Mr. Shulman pledged shares of the Company's common stock owned by him as security to assure reimbursement to the Company for the legal fees advanced on his behalf, should the Company become entitled to such reimbursement.

     Under the terms of the agreements entered into between the Company and Mr. Raisfeld and Dr. Sharoky, the Company must use its best efforts to cause them to be reelected to the Board during the period of their employment with Circa.

     No director, officer, nominee for election as a director or principal security holder of the registrant, nor any relative or spouse of any of the foregoing persons nor the Company itself is, or during the calendar year 1993, has been, involved in any transaction, directly or indirectly, with Circa or any pension, retirement, savings or similar plan provided by the Company.


RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board has selected Coopers & Lybrand, Certified Public Accountants, to continue to serve as principal accountants of the Company for 1994. Coopers & Lybrand is knowledgeable about the Company's operations and accounting practices and is well qualified to act in the capacity of independent accountants. In addition to audit services relating to the Company's consolidated financial statements and various governmental reporting requirements, Coopers & Lybrand performs some non-audit services for Circa. Fees applicable to the audit of Circa's consolidated financial statements are reviewed and approved by the Board before the services are provided. Other services are not normally approved by the Board before the services are provided but are subsequently reviewed. The Board believes that the non-audit services to be provided by Coopers & Lybrand will have no effect on the independence of that firm. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement and to answer questions.

     The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon who are present at the meeting in person or by proxy is required for approval of this proposal.

     In view of the difficulty and expense involved in changing independent accountants on short notice, if the resolution is not approved, it is contemplated that the appointment for 1994 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval of the resolution will be considered as advice to the Board to select other independent accountants for the following year.


     The Board of Directors recommends a vote "FOR" the ratification of the appointment of Coopers & Lybrand as Circa's independent accountants for 1994.

ADOPTION OF THE 1994 LONG-TERM INCENTIVE PLAN

     In May, 1988, shareholders approved the adoption of the 1988 Incentive Compensation Plan (the "1988 Plan"), which permits only the granting of stock options. The 1988 Plan replaced the 1981 Incentive Compensation Plan and contains identical provisions to that plan. The Board of Directors continues to believe that stock-based incentives are important in attracting, retaining and rewarding officers and other selected employees and closely aligning their interests with those of shareholders. Therefore, the Board recommends that shareholders approve the adoption of the 1994 Long-Term Incentive Plan (the "1994 Plan") to replace the 1988 Plan, which will expire on May 31, 2000. The Board plans to terminate the 1988 plan, and no further options will be granted thereunder.

     The 1994 Plan differs from the 1988 Plan in that it provides much greater flexibility to the Compensation Committee of the Board (the "Committee") to make stock-based awards, as more fully discussed below. Other changes are intended to meet the requirements of intervening legislation and regulatory developments, none of which will have a substantive effect on the way awards are granted or the 1994 Plan is administered.

     All officers (currently 10) and selected key employees will be eligible to participate in the 1994 Plan. Participants are recommended by management.

     The Committee will review and act on all 1994 Plan grants and awards to officers and, consistent with procedures previously adopted by the Company, the Committee will delegate to the chief executive officer the authority to make grants and awards under the 1994 Plan to other employees. In administering the 1994 Plan, the Committee has the power to interpret its provisions and to attach conditions to grants or awards, which need not be the same for all participants. The Committee is authorized to amend the 1994 Plan, except that it may not increase the maximum number of shares for which awards may be made or make certain other specified amendments without shareholder approval.

     The 1994 Plan permits the grant of any form of stock option, stock appreciation right, stock or cash award whether granted singly, in combination or in tandem. One or more stock options may be granted to any participant.
No participant may receive under the 1994 Plan stock options or stock appreciation rights ("SARs") exceeding 150,000 shares or 11% of the shares authorized for issuance under the 1994 Plan. As in the case of all previous Company stock plans for executives, stock options will be granted at not less than 100% of the fair market value of the common stock on the American Stock Exchange on the date of grant ("Fair Market Value") and other stock awards will also be based on at least Fair Market Value. It is expected that options and SARs will be granted for periods of 10 years or less and may continue in effect after termination of employment.

     In addition to the foregoing types of awards, the 1994 Plan permits the Committee to grant such other award forms as shall be consistent with the purposes of the Plan. Such grants may be paid at the discretion of the Committee in cash, shares of common stock or any combination thereof. The duration of the 1994 Plan will be five years, subject to earlier termination by the Committee. The Plan will be administered by the Committee, which is com posed of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. Members of the Committee are not eligible to participate in the Plan.

    The Board of Directors has authorized for issuance under the 1994 Plan 1,400,000 shares of common stock, which is 6.6% of the shares of the Company's common stock outstanding on March 31, 1994. The stock's fair market value on that day was $11.50 per share.
All stock based awards and awards denominated in stock units, whether payable in stock or cash, are subject to this limit. The Plan is scheduled to become effective August 1, 1994, subject to Shareholder approval.

    On May 5, 1994, the Company granted options to purchase 459,000 shares of the Company's stock to eight officers and eleven key employees, subject to shareholder approval of the 1994 Plan. The options are subject to shareholder approval of the 1994 plan, are exercisable over a three year period commencing one year from the date of grant and expire ten years from the date of grant at an exercise price of not less than 100% of fair Market Value on the date of grant (see table below).

1994 LONG-TERM INCENTIVE PLAN

Name and Position        Exercise Price      Number of Options

Thomas P. Rice             $12 3/8           75,000
Executive Vice President
Chief Operating and
Financial Officer

Nicholas LaBella           $12 3/8           50,000
Vice President and
Director of Research
and Development

Robert V. Marrow           $12 3/8           50,000
Vice President
General Counsel and
Secretary

All other officers as      $12 3/8          150,000
a group

All other employees        $12 3/8          134,000
as a group

     Certain kinds of options that may be granted under the 1994 Plan may require a charge to earnings, and other types of awards under the 1994 Plan will require a charge. SARs result in such a charge when the market value of the shares exceeds the exercise price at which the SARs were granted. The Financial Accounting Standards Board is considering whether the accounting treatment of stock options should be changed. The effective date of any such change, which could result in material increased compensation expense to the Company, is not expected to be until 1997 at the earliest. It is not anticipated that, in the immediate future, any type of award other than stock options will be granted under the 1994 Plan.

     As discussed in the report on executive compensation, the 1994 Plan has been designed to meet the requirements of new Section 162(m) of the Internal Revenue Code for stock options and SARs and to provide flexibility for other awards that meet these requirements. Final regulations interpreting this complex provision with respect to any such other types of awards are not expected to be issued until after the July 15, 1994 meeting of Circa's shareholders. Circa's management and the Committee will determine what action, if any, is appropriate, when final regulations are issued.

     The 1994 Plan is printed in its entirety as Appendix 1, and the federal income tax consequences of the issuance and exercise of stock options are set forth as Appendix 2.

     The Board of Directors recommends a vote "FOR" the 1994
Long-Term Incentive Plan.

Submission of Shareholder Proposals for the 1995 Annual Meeting

     Proposals of shareholders to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at its executive offices, 33 Ralph Avenue, P.O. Box 30, Copiague, New York 11726-0030, not later than 120 days prior to June 10, 1995 (the anniversary date of the mailing of this proxy), i.e., by March 25, 1995, for inclusion in the proxy statement and form of proxy relating to that meeting.


Expenses of Solicitation

     The solicitation of proxies in the form enclosed is made on behalf of the management of the Company and by authority of its Board. The expenses in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting of Shareholders, Annual Report, Proxy and Proxy Statement, will be borne by the Company. Solicitations will be made by use of the mails except, that if necessary, management may solicit proxies by advertising, telephone, telegraph, cable and personal interview. In connection with this solicitation of proxies, management may use the services of its directors, officers and regular employees, who will receive no compensation therefor in addition to their regular salaries but who will be reimbursed for the actual out-of-pocket expenses incurred. The Company may request banks, brokers, nominees, custodians and fiduciaries to forward copies of the proxy solicitation materials to shareholders of record and to reimburse such persons for their expenses in so doing.


Other Matters

     As of the date of this Proxy Statement, the above is the only business known to management to be acted upon at the 1994 Annual Meeting of Shareholders. However, if other matters should properly come before the Meeting, the persons appointed by signed proxies intend to vote them in accordance with their best judgment.


                             By Order of the Board of Directors,

                              ROBERT V. MARROW
                              Secretary and General Counsel



Dated:    Copiague, New York
          June 9, 1994


APPENDIX 1


1994 Long-Term Incentive Plan



I. Purposes



     The Circa Pharmaceuticals, Inc. 1994 Long-Term Incentive Plan (the "Plan") is designed to attract and retain executives and other selected employees whose skills and talents are important to the Company's operations, and reward them for major contributions to the success of the Company.

II. Definitions



     2.1 "Award" - The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements and limitations as the Committee may establish.

     2.2 "Award Agreement" - An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements and limitations applicable to an Award.

     2.3 "Code" - The Internal Revenue Code of 1986, as amended from time to time.

     2.4 "Committee" - The committee designated by the Board of Directors of the Company to administer the Plan. The Committee shall be constituted to permit the Plan to comply with any rules and regulations promulgated under Section 162(m) of the Code or any successor provision. No member of the Committee may receive an Award.

     2.5 "Common Stock" or "Stock" - Authorized and issued or unissued $0.01 Par Value Common Stock of the Company.

     2.6 "Company" - Circa Pharmaceuticals, Inc. and its subsidiaries and partnerships and other business ventures in which Circa has a significant equity interest, as determined in the sole discretion of the Committee.

     2.7 "Fair Market Value" - The average of the high and low prices of Common Stock on the American Stock Exchange for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange.

     2.8 "Participant" - An employee of the Company to whom an Award has been made.


III. Eligibility


     Individuals eligible for an Award are employees of the Company who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company.

IV. Common Stock Available for Awards

     The number of shares that may be issued under the Plan for Awards granted wholly or partly in Stock during the term of the Plan is 1,400,000. Included in this share limit are Awards denominated in units of Stock that may be redeemed or exercised for cash as well as for Stock. Common Stock related to Awards that (i) are forfeited or terminated, (ii) expire unexercised or are settled in cash in lieu of Stock or in such manner that all or some of the shares covered by an Award are not issued to a Participant or (iii) are exchanged for Awards that do not involve Common Stock shall immediately become available for Awards.

V. Administration

     The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Award restrictions and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures and the like as are necessary to comply with provisions of all applicable laws and regulations and to enable Participants to receive the intended advantages and benefits under the Plan.



VI. Awards



     6.1 The Committee shall determine the type of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements and limitations applicable to each Award. Awards may include but are not limited to those listed in this Article VI. Awards may be granted singly, in combination or in tandem. No Participant may receive, under the Plan, stock options or stock appreciation rights the aggregate of which shall exceed 150,000 shares.

     (a) Stock Option - A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A Stock Option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.

     (b) Stock Appreciation Right - A right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over the Fair Market Value on the date of grant of the SAR, as set forth in the applicable Award Agreement.

     (c) Stock Award - An Award made in Stock or denominated in units of Stock. All or part of any Stock Award may be subject to conditions established by the Committee and set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attainment of targeted growth rates and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified measures of value.

     (d) Cash Award - An Award denominated in cash with the eventual payment amount subject to future service and other restrictions and conditions established by the Committee and set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attainment of targeted growth rates and other comparable measurements of Company performance.



     6.2 Awards payable wholly or partly in Stock must be held for at least six months, (i) in the case of a Stock Option or SAR, from the date of grant to the date of exercise and (ii) in the case of other Awards, from the date of acquisition to the date of disposition.

VII. Payment of Awards

     Payment of Awards may be made in cash or Stock or a combination thereof and may include such restrictions as the Committee shall impose, including in the case of Stock, restrictions on transfer and provision for forfeiture.
When transfer of Stock is so restricted or Stock is subject to forfeiture, it is referred to as "Restricted Stock." The
Committee may permit a Participant to defer payments in accordance with its procedures and in a manner that permits such deferrals to comply with applicable requirements of the Code including the ability to defer payment until after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Stock or units of Stock, subject to such conditions and restrictions as the Committee may impose.
The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Stock or units of Stock.


VIII. Stock Option Exercise


     The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards and may impose such conditions on the use of Common Stock or other Awards to exercise a Stock Option as it deems appropriate.
If shares of Restricted Stock are tendered in the exercise of a Stock Option, a number of shares issued upon exercise, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so tendered.


IX. Tax Withholding


     The Company shall have the right to (i) deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or (ii) take such other action as may be necessary to satisfy all obligations for withholding of such taxes. If Common Stock or Restricted Stock is used to satisfy tax withholding, such Stock shall be valued at Fair Market when the withholding is required to be made.

X. Amendment, Modification, Suspension or Discontinuance of the
Plan

The Committee may amend, modify, suspend or terminate the Plan in order to meet any changes in legal requirements or accomplish any other purpose permitted by law. Subject to changes in legal requirements that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding to (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Article XIV of the Plan), (ii) decrease the option price, (iii) materially modify the requirements as to eligibility for participation, (iv) withdraw administration of the Plan from the Committee or (v) extend the period during which Awards may be granted.

XI. Termination of Employment

     11.1 If the employment of a Participant terminates other than as provided in Sections 11.2 and 11.3, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award
Agreement provides otherwise.

     11.2 Retirement. When a Participant's employment terminates as a result of retirement, the Committee may (i) permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement and (ii) accelerate the exercisability and vesting of any Award.

     11.3  Death or Disability.

     (a) In the event of a Participant's death the Participant's estate or beneficiaries shall have the period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under the terms specified therein. Rights to any outstanding Award shall pass by will or the laws of descent and distribution in the following order: (i) to beneficiaries designated by the Participant, (ii) if none, to a legal representative of the Participant, (iii) if none, to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subsection (c) below, any Award so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

     (b) In the event a Participant is deemed by the Company to be disabled, any Award may be paid to or exercised by the Participant if legally competent, or by a duly appointed representative if the Participant is legally incompetent.


     (c) After the death or disability of a Participant, the Committee may in its sole discretion at any time (i) termi nate restrictions in any Award Agreement, (ii) accelerate any or all installments and rights and (iii) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative (notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries).

     (d) In the event of uncertainty as to interpretation of or controversies concerning this Section 11.3, the Committee's determination shall be binding and conclusive.


XII. Cancellation and Rescission of Awards


     Unless an Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan.



XIII. Nonassignability


     Except pursuant to Section 11.3, no Award or any other benefit under the Plan shall be assignable or transferable or payable to or exercisable by anyone other than the Participant to whom it was granted.

XIV. Adjustments

     In the event of any change in the outstanding Common Stock of the Company by reason of a Stock split, Stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for ISOs, (iii) for which Awards may be granted to an individual Participant and (iv) covered by outstanding Awards denominated in Stock or units of Stock; (b) the Stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjust ments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or Stock, separation, reorganization or liquidation, the Committee may issue or assume Stock Options by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

XV. Notice

     Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the chief executive officer of the Company in writing and shall become effective when it is received by the office of either of them.

XVI. Unfunded Plan

     Insofar as it provides for Awards of cash and Common Stock, the Plan shall be unfunded. Although accounts may be established with respect to Participants under the Plan, any such accounts shall be used merely as a book keeping convenience and the Company shall not be required to segregate any assets in respect of the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.
Neither the Company nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

XVII. Governing Law

     The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York and construed accordingly.


XVIII. Effective and Termination Dates

     The Plan shall become effective on August 1, 1994, provided that it has been previously approved by the holders of a majority of the shares of Common Stock then outstanding. The Plan shall terminate five years later, subject to earlier termination by the Committee pursuant to Article X after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.


APPENDIX 2

Federal Income Tax Consequences

     The 1994 plan permits the granting of Incentive Stock Options
(ISOs) and Non-Statutory Stock Options (NSOs), the federal income tax consequences of which are discussed below.


Incentive Stock Options

     Under the Code, a participant will recognize no taxable income by reason of the grant or exercise of an Incentive Stock Option
(ISO), provided the holding period requirements discussed below are satisfied. If a participant exercises an ISO and does not dispose of the shares so acquired until after the later of (a) one year from the date of transfer of the shares to the holder, or (b) two years from the date of grant of the option, any amount realized by the holder in excess of the exercise price will be recognized by the holder as a capital gain, and any loss sustained by the holder will be a capital loss, if the shares are capital assets in his or her hands. The excess, if any, of the fair market value of the shares at the time of exercise over the exercise price is an item of tax preference to the holder for purposes of the alternative minimum tax, unless there is an early disposition of the shares.

     If the holder disposes of the shares before the holding period requirements discussed above are satisfied, then the holder will recognize ordinary income in his or her taxable year in which the disposition occurs in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid. However, if the sale price is less than the fair market value on the exercise date, the holder will recognize ordinary loss in an amount equal to the excess, if any, of the exercise price paid over the sale price. The Company will be entitled to a deduction for its taxable year in which the disposition occurs in the amount of the ordinary income so recognized.

       No deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option, if the holding period requirements discussed above are satisfied.


Non-statutory Stock Options

     The grantee of a Non-statutory Stock Option (NSO) under the 1994 Plan recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, and the Company will be entitled to a deduction in the same amount as the option holder recognizes ordinary income.
     Upon a sale of the shares so acquired, the holder will have a capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold, if the shares are capital assets in the hands of the holder. The tax basis of the shares will be equal to their fair market value on the date of exercise, but not less than the exercise price, and their holding period for determining long or short term capital gain or loss will begin on the day after the taxbasis of the share is so determined.